EXHIBIT 10.2

LEASE TERMINATION AGREEMENT

For the Premises Located at
1125 Business Center Circle, Thousand Oaks, California

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is dated and made effective as of July 31, 2003 (the “Effective Date”), by and between 975 Business Center, LLC, a Delaware limited liability company, 975 Courtyard, LLC, a Delaware limited liability company, 975 Santa Barbara, LLC, a Delaware limited liability company, as tenants-in-common (collectively, the “Lessor”) and MacroPore Biosurgery, Inc., a Delaware corporation (the “Lessee”) with regard to the following facts and intentions:

R E C I T A L S

A.                                   On or about July, 2, 2001, Thousand Oaks Business Center Partnership, a California limited partnership, as the original lessor, and StemSource, Inc., a Delaware corporation, as the original lessee, entered into that certain Standard Industrial Lease, as amended, a copy of which is attached hereto as Exhibit A (the “Lease”), covering certain real property situated at 1125 Business Center Circle, Thousand Oaks, California 91330 (the “Premises”).

B.             Thousand Oaks Business Center Partnership has since transferred ownership of the Premises to the Lessor (i.e., 975 Business Center, LLC, a Delaware limited liability company, 975 Courtyard, LLC, a Delaware limited liability company and 975 Santa Barbara, LLC, a Delaware limited liability company, as tenants-in-common).

C.             In connection with that certain Assignment and Assumption of Lease dated October 31, 2002, and pursuant to the merger of StemSource, Inc. with and into MacroPore Biosurgery, Inc., (“MacroPore”), MacroPore has succeeded to the rights, responsibilities, obligations and duties of StemSource, Inc. as the lessor under the Lease.

D.            The original term of the Lease expires July 24, 2006 (the “Original Termination Date”).

E.              The Lessee has vacated and surrendered the Premises as of June 30, 2003.  The Lessor has accepted Lessee’s surrender of the Premises effective as of July 31, 2003.

F.              The parties desire to terminate the Lease effective as of July 31, 2003 on the terms and conditions as set forth in this Agreement.

A G R E E M E N T

In consideration of the mutual covenants contained herein, the sufficiency of which are hereby acknowledged, the parties agree as follows:

Termination of Lease.  The parties agree to terminate the Lease effective as of July 31, 2003 (the “Effective Date”, subject to fulfillment of the following conditions:

(a)                                  Termination Payment of $240, 000.           As consideration for entering this Agreement, Lessee shall pay Lessor, the sum of Two Hundred Forty Thousand Dollars ($240,000) (the “Termination Payment”) (which along with the Security Deposit, shall be accepted by Lessor as complete accord and satisfaction for all amounts currently or later due under the Lease).  Lessee shall deliver the Termination Payment to Lessor in c/o SIMA Management Corporation, 115 West Canon Perdido Street, Suite 200, Santa Barbara, California 93101 on or before 5:00 p.m. August 12, 2003 (the “Payment Date”);

(b)                                 Security Deposit Retained by Lessor.  As additional consideration for entering this Agreement, Lessee hereby releases any and all claim, lien, right, or interest to the Security Deposit that Lessee (or StemSource, Inc.) may have in the Security Deposit (as described in the Lease), including any accrued interest, claim for offset, or otherwise.  The Security Deposit, along with all accrued interest shall become the property of the Lessor; and

(c)                                  Surrender of Possession of the Premises.  Lessee shall surrender possession of the Premises, including any tenant improvements constructed by Lessee during Lessee’s tenancy.

2.                                       Representations and Warranties.  Each party hereby represents to the other that:  (a) such party has the sole legal power, right and authority to enter into this Agreement; (b) all requisite corporate action has been taken by such party in connection with entering into this Agreement; (c) no additional consent of any individual, officer, director, shareholder, partner, member, manager, trustee, trustor, beneficiary, creditor, investor, judicial or administrative body, governmental authority or other party shall be required for such party to consummate the transaction contemplated by this Agreement; and (d) Lessee is the sole owner of the Lessee’s leasehold interest under the Lease, free of any liens, subleases, claims or encumbrances; and (e) the individuals executing this Agreement on behalf of such party have the legal power, right and actual authority to bind such party to the terms and conditions hereof.

3.                                       General Indemnity.  Lessee shall indemnify, defend and hold Lessor harmless (with counsel reasonably acceptable to Lessor) from and against any and all claims, losses, liabilities and expenses, including attorneys’ fees resulting from Lessee’s negligent use or occupation of the Premises.  Notwithstanding the foregoing, Lessor represents and warrants that Lessor (including any representatives of Lessor) are not as of the Effective Date, aware of any claim for indemnity against the Lessee.

4.               Acceptance of Surrender of the Premises.  Lessor accepts the surrender of the Premises by Lessee and acknowledges that the Premises are in good condition and repair, and that no further removal of any alterations is required.

5.                                       Attorneys’ Fees.  If any action, lawsuit or proceeding relating to this Agreement, or any default thereunder, whether or not any action, lawsuit or proceeding is commenced, then the non-prevailing party shall reimburse the prevailing party for its attorneys’ and expert witness’ fees and costs and all fees, costs and expenses incurred in connection with such action, lawsuit or proceeding, including, without limitation, any post-judgment fees, costs or expenses incurred on any appeal, in collection of any judgment or in appearing in any bankruptcy proceeding.  The prevailing party shall be determined under Civil Code Section 1717(b)(1) or any successor statute.

6.                                       Successors.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors, heirs and assigns.

7.                                       Severability.  If any one or more provisions contained in this Agreement is deemed invalid, illegal or unenforceable in any respect, such provision shall be enforced to the fullest extent permissible by law, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.                                       Entire Agreement.  This Agreement represents the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, offers, understandings, representations and agreements (whether written or oral) with respect to the matters herein.

9.                                       Further Assurances.  Each of the parties shall deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

10.                                 Amendment; Waiver.  This Agreement may not be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  No delay, failure or discontinuance in exercising any right, remedy, power or privilege hereunder shall affect or operate as a waiver of such right, remedy, power or privilege hereunder.

11.                                 Governing Law.  This Agreement was made in and is to be performed entirely within the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with the laws of the State of California.

12.                                 Counterparts.  This Agreement may be executed by facsimile and any number of counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

13.                                 Definitions.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease.

14.                                 Inconsistencies Between the Lease and this Agreement.  If there is any conflict or inconsistency between the terms of the Lease and the terms of this Agreement, then the terms of this Agreement shall control.

15.                                 Confidentiality.              Lessor shall keep confidential and cause its agents, contractors, employees and representatives to keep confidential, and shall not divulge, disclose, communicate, use or misuse, any documents, instruments, financial statements or other information concerning the Premises, the Lease, this Agreement or any negotiations or discussions with respect thereto between the parties (the

“Confidential Information”).  Notwithstanding the foregoing, Lessee shall be entitled to disclose and communicate the Confidential Information to its lenders, accountants, attorneys, and investors and to the extent required by law to federal, state and local authorities, provided that Lessee agrees to use reasonable efforts to notify such governmental authorities that each party considers such information confidential and to provide Lessor reasonable opportunity to legally stop such disclosure.

16.                                 Brokers.  The parties hereto represent and warrant to each other that neither party dealt with any broker or finder in connection with the consummation of this Agreement and each party agrees to protect, defend, indemnify, hold and save the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder’s fees arising out of either of their acts in connection with this Agreement.

17.                                 Time is of the Essence.  Time is of the essence of each and every term, condition, obligation and provision hereof.  Lessee acknowledges it shall lose all rights if Lessor fails to act in strict accordance within the terms, conditions and time limits set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Lessee:		Lessor:

975 Business Center, LLC a Delaware limited liability company
MacroPore Biosurgery, Inc.

a Delaware corporation		By:	/s/	James P. Knell
		Name:		James P. Knell
Title:
By:	/s/ Christopher J. Calhoun
Name:	Christopher J. Calhoun	975 Courtyard, LLC
Title:	President & CEO	a Delaware limited liability company
		By:	/s/	James P. Knell
By:		Name:		James P. Knell
Name:		Title:
Title:
975 Santa Barbara, LLC, a Delaware limited liability company

Date:	8-8-03	By:	/s/	James P. Knell
		Name:		James P. Knell
Title:

		Date:	8-8-03

Attachments

Exhibit A – Lease